EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY AS OF JUNE 30, 2017

●	Immunomedics, B.V. (Netherlands)	Wholly owned subsidiary of Immunomedics, Inc.

●	Immunomedics GmbH (Germany)	Wholly owned subsidiary of Immunomedics, Inc.

●	IBC Pharmaceuticals, Inc. (Delaware)	Majority owned subsidiary of Immunomedics, Inc.